Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated 7 June 2022, except for the change in composition of reportable segments discussed in Note A1 to the consolidated financial statements, as to which the date is 19 August 2022, with respect to the consolidated financial statements of Rentokil Initial plc, incorporated herein by reference.

/s/ KPMG LLP

London, United Kingdom

12 October 2022